Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
June 19, 2008

Media:
Russ Stolle, tel:+1 281 719 6624

Investor Relations:
John Heskett, tel:+1 801 584 5768

Huntsman Rejects Apollo Attempt to Back Out of Merger Agreement

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today commented on yesterday’s lawsuit by Hexion Specialty Chemicals and Apollo in which they claim they would not be required to consummate the Merger Agreement.

Peter Huntsman, President and CEO stated, “We believe Hexion and Apollo’s actions are inconsistent with the terms of the Merger Agreement and the obligations to Huntsman and its shareholders. These actions appear to be a blatant attempt to deprive our shareholders of the benefits of the Merger Agreement that was agreed to nearly a year ago.”

Huntsman intends to vigorously enforce all of its rights under the Merger Agreement and seek to consummate the merger on the agreed terms.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The Company had 2007 revenues of approximately $10 billion.  For more information, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.